Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.93 IN SECOND QUARTER

     LAKE FOREST, Ill., July 29, 2004 – Brunswick Corporation (NYSE: BC) reported today a 68 percent increase in net earnings on 33 percent sales growth and a 60 percent improvement in operating earnings for the second quarter of 2004. Net earnings totaled $90.1 million, or $0.93 per diluted share, for the second quarter, compared with net earnings of $53.6 million, or $0.59 per diluted share, for the year-ago quarter.

     “All of our operations – marine, fitness and bowling and billiards – registered double-digit sales growth for the period, contributing to the company’s outstanding performance in the quarter,” said Brunswick Chairman and Chief Executive Officer George W. Buckley. “A stronger marine retail environment, popular new boats, engines and fitness equipment and recent acquisitions were the primary drivers behind the 33 percent sales gain. Excluding the effects of acquired businesses that were not part of the company a year ago, sales were up a strong 17 percent in the quarter. In addition, higher sales and production volumes, combined with effective cost management, resulted in a 60 percent increase in operating earnings to $139.5 million and a 170 basis point improvement in operating margins to 9.8 percent for the quarter. Our balance sheet remains in excellent shape, with debt-to-total capital of 31.9 percent at quarter end as compared with 34.9 percent a year earlier, and cash reached $438.2 million. The combination of sales growth, earnings growth and cash flow performance was quite remarkable this quarter.”

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Brunswick Corporation
July 29, 2004

Second Quarter Results

     For the quarter ended June 30, 2004, net sales increased 33 percent to $1,422.7 million, up from $1,071.0 million a year earlier. Operating earnings rose to $139.5 million compared with $87.2 million in the year-ago quarter, and operating margins improved to 9.8 percent from 8.1 percent. Net earnings totaled $90.1 million, or $0.93 per diluted share, up 68 percent from $53.6 million, or $0.59 per diluted share, for the second quarter of 2003.

Marine Engine Segment

     The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported sales of $665.2 million in the second quarter of 2004, up 27 percent from $521.9 million in the year-ago second quarter. Operating earnings in the second quarter increased 49 percent to $95.6 million versus $64.2 million, and operating margins advanced 210 basis points to 14.4 percent compared with 12.3 percent for the same quarter in 2003.

     “While recent acquisitions contributed to this segment’s solid results, sales for our core marine engine operations alone were up 21 percent, well outstripping industry numbers. Sales of outboard and sterndrive engines were up double digits for the quarter as were our parts and accessories and international sales,” Buckley said. “A strong retail environment and excitement generated by our new Verado outboard engine, which we started shipping in April, helped set a positive tone and build momentum for the quarter.”

     “When we launched Verado in February, we promised it would be unlike anything seen in the marketplace today, and we have succeeded in doing that,” Buckley said. “Customer response has been very enthusiastic with Verado garnering critical acclaim and industry buzz. This high-horsepower, four-stroke outboard range is the only production supercharged engine on the market. Our investment has produced an engine unmatched in power, torque, near-silent running, excellent fuel economy and low-emissions.”

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Brunswick Corporation
July 29, 2004

     “During the quarter, BNT continued on plan, establishing itself as an integral, growing and increasingly valuable member of the Brunswick family,” Buckley said. “While all BNT units did well, we have been particularly pleased with the performance of Navman NZ Limited, a producer of global positioning system-based products. Indeed, during the quarter, we purchased the remaining 30 percent of Navman, which had been our intent when we made the initial investment in June 2003. We believe that the combined strengths of Navman and Brunswick will lead to continued growth and more innovative products in this increasingly important market segment.”

Boat Segment

     The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Maxum, Hatteras, Sealine, Meridian, Boston Whaler, Trophy, Baja, Crestliner, Lowe, Lund and Princecraft boat brands and the Land ‘N’ Sea and Attwood marine parts and accessories distribution and manufacturing businesses. The Boat segment reported sales for the second quarter of $629.9 million, up 50 percent compared with $418.9 million in the second quarter of 2003. Boat segment sales for the quarter benefited from the full impact of our 2003 acquisitions of Land ‘N’ Sea and Attwood, which serve as the foundation for a new boat parts and accessories business, as well as the Crestliner, Lowe and Lund aluminum boat brands acquired at the end of the first quarter of 2004. Excluding the sales of these businesses, Boat segment sales increased 17 percent in the quarter. Operating earnings increased to $57.0 million, 76 percent ahead of the $32.3 million reported in the second quarter of 2003, and operating margins rose 130 basis points to 9.0 percent, up from 7.7 percent.

     “We are particularly gratified by the performance of our leading boat brands,” Buckley explained. “US Marine, maker of our Bayliner brand, joins our Sea Ray, Boston Whaler, Baja and Sealine brands registering double-digit sales gains for the quarter. Such performance points to our boat brands’ appeal and reach, as well as our continuing focus on leading-edge products and innovation.

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Brunswick Corporation
July 29, 2004

The Bayliner 175 runabout, the Sea Ray 500 Sundancer, the Boston Whaler 305 Conquest and the Trophy 2502 Walkaround are among our best selling models. But, we also saw superb growth in all of our new models and a strong order book emerging on large boats, especially Hatteras, which is as good or better than what we saw in 1999.”

     “I’m also pleased to report that US Marine continued its quite remarkable turnaround, operating profitably for a second consecutive quarter, with sales up 29 percent in the quarter,” Buckley noted. “Further, our Boat Group continues to benefit from higher volumes and effective cost management, which also contributed to the improved operating margins in the quarter.”

Fitness Segment

     The Fitness segment is comprised of the Life Fitness division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment, and operates Omni Fitness retail stores. Segment sales in the second quarter of 2004 reached $122.3 million, up 16 percent from $105.1 million in the year-ago quarter. Operating earnings for the quarter totaled $2.9 million compared with $5.3 million in the second quarter of 2003, and operating margins were 2.4 percent compared with 5.0 percent a year ago.

     “We were pleased with the growth in our fitness sales for the quarter,” Buckley said. “This reflects the strength of our brands in the market as well as the steady drum beat of new products we have maintained for the past two years. Margins contracted somewhat in this off-season period, however, due to a combination of competitive pricing pressure in Europe, a shift in product mix towards hot selling but lower margin strength equipment, technology licensing costs and increases in steel pricing. We have made great progress in productivity improvements at our Ramsey, Minn., facility, which has been busily integrating products from the closure of our Paso Robles, Calif., facility, and productivity run rates are approaching pre-facility merger numbers. We expect steel pricing and technology costs to abate in the coming year, which, along with

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Brunswick Corporation
July 29, 2004

further reductions in delivery and installation costs, should help to narrow the year-over-year operating margin gap.”

Bowling & Billiards Segment

     The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the second quarter of 2004 totaled $105.8 million, up 12 percent compared with $94.1 million in the year-ago quarter. Operating earnings more than doubled to $4.2 million in the second quarter versus $1.9 million, and operating margins improved to 4.0 percent compared with 2.0 percent in 2003.

     “The quarter saw strong sales gains in our bowling products group, led by the success of our new Vector scoring system,” Buckley said. “Billiards sales were also up double digits, aided by the acquisition of Valley-Dynamo in June 2003. Excluding Valley-Dynamo, Bowling & Billiards segment sales increased 6 percent. Valley-Dynamo, which concentrates on the coin-operated pool table market, gives Brunswick a solid one-two punch along side its traditional billiards operations, where new tables, such as the contemporary Metro, have energized sales.”

     “During the quarter, we opened two new bowling entertainment centers located in suburban Chicago and Denver, which are based on an enhanced Brunswick Zone concept,” Buckley said. “These newly built centers are about twice the size of our traditional centers and feature not only bowling, but expanded recreation options designed to attract families who come to have fun, which is what our retail centers are all about. Initial sales in these two new centers were very encouraging and were multiples of what we typically see in traditional bowling centers in the slow summer season. A new business model in bowling is clearly beginning to emerge, and we intend to capitalize on it.”

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Brunswick Corporation
July 29, 2004

Six-Month Results

     For the six months ended June 30, 2004, the company had net sales of $2,622.3 million, up 31 percent from $2,005.5 million for the first half of 2003. Excluding contributions from acquired businesses, sales were up 17 percent. Operating earnings totaled $218.0 million for the first half of 2004, more than double the $100.2 million reported for the corresponding period in 2003, and operating margins expanded 330 basis points, reaching 8.3 percent versus 5.0 percent a year ago. Operating earnings for the first six months of 2003 include a $25.0 million litigation charge ($16.0 million after tax) recorded in the first quarter of 2003. Excluding the litigation charge, operating earnings were $125.2 million, and operating margins were 6.2 percent for the first half of 2003.

     Net earnings for the first six months of 2004 reached $138.1 million, or $1.43 per diluted share, up from $57.4 million, or $0.63 per diluted share, for the same period in 2003. Excluding the previously mentioned litigation charge, net earnings for the first half of 2003 totaled $73.4 million, or $0.81 per diluted share.

Looking Ahead

     “Based on our performance in the first six months and our current outlook, 2004 is shaping up to be a record year for Brunswick, which is testimony to the soundness of our strategy and our capabilities to execute against that plan,” Buckley commented. “Likewise, we have been bolstered by the steadily improving economic climate and marine marketplace, having anticipated and reacted to market changes and opportunities. Retail demand for our marine products is tracking at our estimates, and higher volumes are resulting in improved operating margins. Inventories are in great shape with 21 weeks supply of boats and 17 weeks supply of engines in the pipeline, both down about two weeks from a year ago. This is just where we want to be as we enter the new boat model year – clean pipelines and good momentum. When we consider all these factors, along with contributions from recent acquisitions, we are again raising our estimate for 2004 to $2.60 to $2.68 per share from our

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Brunswick Corporation
July 29, 2004

previous estimate of $2.45 to $2.65 per share. For the third quarter, we’re estimating earnings in the range of $0.60 to $0.65 per share. Free cash flow has also been significantly better than our estimates, and we should close the year at almost $290 million.”

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the ability to maintain effective distribution; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of new product introductions; the impact of weather conditions on demand for marine products and retail bowling center revenues; the financial strength of dealers and independent boat builders; shifts in currency exchange rates; adverse foreign economic conditions; the company’s ability to develop product technologies that comply with regulatory requirements; the impact of interest rates and fuel prices on demand for marine products; the impact of financial markets on pension expense and funding levels; the ability to maintain market share in high-margin products; the ability to maintain product quality and service standards expected by our customers; the success of marketing and cost management programs; the ability to successfully manage pipeline inventories; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; competition from new technologies; impact of possible duties on Japanese-manufactured outboard engines sold in the United States; imports from Asia and increased competition from Asian competitors; and increases in tariffs on the Company’s bowling equipment sales into Europe. Additional factors are included in the company’s Annual Report on Form 10-K for 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

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Brunswick Corporation
July 29, 2004

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian, Sealine, Bermuda, Ornvik, Savage and Uttern pleasure boats; Baja high-performance boats; Arvor, Boston Whaler and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

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Brunswick Corporation
July 29, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Quarter Ended June 30
			%
	2004	2003	Change
Net sales	$1,422.7	$1,071.0	33%
Cost of sales	1,054.9	807.2	31%
Selling, general and administrative expense	198.9	149.1	33%
Research and development expense	29.4	27.5	7%

Operating earnings	139.5	87.2	60%
Interest expense	(10.4)	(10.1)	3%
Other income	5.4	5.3	2%

Earnings before income taxes	134.5	82.4	63%
Income tax provision	44.4	28.8	54%

Net earnings	$90.1	$53.6	68%

Earnings per common share:
Basic	$0.94	$0.59	59%
Diluted	$0.93	$0.59	58%

Average shares used for computation of:
Basic earnings per share	95.4	90.8	5%
Diluted earnings per share	97.2	91.3	6%

Effective tax rate	33.0%	34.9%

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Brunswick Corporation
July 29, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Six Months Ended June 30
			%
	2004	2003	Change
Net sales	$2,622.3	$2,005.5	31%
Cost of sales	1,957.2	1,532.9	28%
Selling, general and administrative expense	385.0	292.2	32%
Research and development expense	62.1	55.2	13%
Litigation charge	—	25.0	NM

Operating earnings (1)	218.0	100.2	NM
Interest expense	(20.5)	(20.8)	-1%
Other income	8.6	8.9	-3%

Earnings before income taxes	206.1	88.3	NM
Income tax provision	68.0	30.9	NM

Net earnings	$138.1	$57.4	NM

Basic earnings per common share	$1.46	$0.63	NM
Diluted earnings per common share	$1.43	$0.63	NM

Average shares used for computation of:
Basic earnings per share	94.5	90.7	4%
Diluted earnings per share	96.4	91.0	6%

Effective tax rate	33.0%	35.0%

(1)	Operating earnings include a $25.0 million litigation charge recorded in the first quarter 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
July 29, 2004

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Quarter Ended June 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003
Marine Engine	$665.2	$521.9	27%	$95.6	$64.2	49%	14.4%	12.3%
Boat	629.9	418.9	50%	57.0	32.3	76%	9.0%	7.7%
Marine eliminations	(99.9)	(68.8)		—	—

Total Marine	1,195.2	872.0	37%	152.6	96.5	58%	12.8%	11.1%

Fitness	122.3	105.1	16%	2.9	5.3	-45%	2.4%	5.0%
Bowling & Billiards	105.8	94.1	12%	4.2	1.9	NM	4.0%	2.0%
Eliminations	(0.6)	(0.2)		—	—
Corporate/Other	—	—		(20.2)	(16.5)	22%

Total	$1,422.7	$1,071.0	33%	$139.5	$87.2	60%	9.8%	8.1%

	Six Months Ended June 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003
Marine Engine	$1,193.1	$934.7	28%	$138.2	$83.5	66%	11.6%	8.9%
Boat	1,141.9	797.5	43%	89.0	46.4	92%	7.8%	5.8%
Marine eliminations	(180.1)	(130.0)		—	—

Total Marine	2,154.9	1,602.2	34%	227.2	129.9	75%	10.5%	8.1%

Fitness (1)	252.9	224.3	13%	12.1	(7.2)	NM	4.8%	-3.2%
Bowling & Billiards	216.0	179.2	21%	17.7	10.3	72%	8.2%	5.7%
Eliminations	(1.5)	(0.2)		—	—
Corporate/Other	—	—		(39.0)	(32.8)	19%

Total	$2,622.3	$2,005.5	31%	$218.0	$100.2	NM	8.3%	5.0%

(1)	Fitness segment operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003, in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
July 29, 2004

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	June 30,	December 31,	June 30,
	2004	2003	2003
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$438.2	$345.9	$254.1
Accounts and notes receivables, net	459.5	374.4	496.7
Inventories
Finished goods	363.5	325.3	310.4
Work-in-process	240.7	205.7	203.5
Raw materials	109.0	92.8	71.0

Net inventories	713.2	623.8	584.9

Prepaid income taxes	311.5	302.3	313.0
Prepaid expenses and other	53.5	68.8	43.1

Current assets	1,975.9	1,715.2	1,691.8

Net property	846.8	827.1	787.4

Other assets
Goodwill and other intangibles	892.2	699.7	653.4
Investments and other long-term assets	380.0	360.5	307.1

Total assets	$4,094.9	$3,602.5	$3,439.7

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$13.4	$23.8	$43.6
Accounts payable	351.0	321.3	308.6
Accrued expenses and accrued income taxes	811.1	756.7	729.6

Current liabilities	1,175.5	1,101.8	1,081.8

Long-term debt	726.5	583.8	588.5
Deferred items	610.4	593.9	592.8
Common shareholders’ equity	1,582.5	1,323.0	1,176.6

Total liabilities and shareholders’ equity	$4,094.9	$3,602.5	$3,439.7

Supplemental Information
Debt-to-capitalization rate	31.9%	31.5%	34.9%

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Brunswick Corporation
July 29, 2004

Brunswick Corporation
Comparative Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30
	2004	2003
Cash flows from operating activities
Net earnings	$138.1	$57.4
Depreciation and amortization	76.9	72.9
Changes in noncash current assets and current liabilities	(91.7)	(61.9)
Income taxes and other, net	46.7	(7.0)

Net cash provided by operating activities	170.0	61.4

Cash flows from investing activities
Capital expenditures	(72.7)	(52.2)
Investments	(2.3)	(11.7)
Acquisitions of businesses, net of debt and cash acquired	(214.0)	(97.4)
Other, net	3.9	3.3

Net cash used for investing activities	(285.1)	(158.0)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	(5.5)	1.5
Net proceeds from issuances of long-term debt	149.1	—
Payments of long-term debt including current maturities	(5.6)	(5.0)
Stock options exercised	69.4	2.8

Net cash provided by (used for) financing activities	207.4	(0.7)

Net increase (decrease) in cash and cash equivalents	92.3	(97.3)
Cash and cash equivalents at January 1	345.9	351.4

Cash and cash equivalents at June 30	$438.2	$254.1

Free Cash Flow
Net cash provided by operating activities	$170.0	$61.4
Net cash provided by (used for):
Capital expenditures	(72.7)	(52.2)
Other, net	3.9	3.3

Total Free Cash Flow	$101.2	$12.5

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